EXHIBIT C
Notice Plan

    As detailed below, the Notice Plan provides for individual direct notice via USPS mail to all reasonably identifiable Eligible Claimants, outreach to national and local water organizations, a comprehensive media plan, and the implementation of a dedicated Settlement website and toll-free telephone line where Eligible Claimants can learn more about their rights and options pursuant to the terms of the Settlement. Additional details are provided in the accompanying Declaration of Steven Weisbrot of Angeion Group, LLC, which will implement the Notice Plan. All capitalized terms not otherwise defined herein shall have the meaning set forth in the Settlement Agreement, available for review at www.PFASWaterSettlement.com.
MAILED NOTICE
    Class Counsel will provide Angeion with a list of Public Water Systems that Class Counsel believes may be Eligible Claimants, based on information available to Class Counsel as of the Settlement Date (the “Class List”). The Class List will include, at a minimum, (1) all Active Public Water Systems that, as of the Settlement Date, are or will be required to test for certain PFAS under UCMR-5, including all Active Public Water Systems that serve more than 3,300 people, according to SDWIS; and (2) all Active Public Water Systems that, according to Class Counsel’s information as of the Settlement Date, draw or otherwise collect water from any Water Source that has a Qualifying Test Result showing a Measurable Concentration (i.e., any detection at any level) of PFAS, including all Public Water Systems listed on Exhibit E to the Settlement Agreement. UCMR-5 also includes a nationally representative sample of up to 800 small Active Public Water Systems that serve 3,300 or fewer people. U.S. EPA has not yet released the identification of these 800 small Active Public Water Systems. Class Counsel and 3M will make reasonable efforts to specifically identify each of these 800 systems. If they can be identified, individual notice will be given to each of them. However, Class Counsel and 3M submit that the robust publication efforts set forth in this Notice Plan constitute reasonable notice and are well designed to reach these types of small Active Public Water Systems. The Class List will be updated if Class Counsel becomes aware of additional Public Water Systems that may be Eligible Claimants.
    The Class List will also include mailing addresses and email addresses for each Eligible Claimant on the Class List, based on address information maintained in the U.S. EPA’s Safe Drinking Water Information System (“SDWIS”) or relevant state data sources. Where SDWIS, relevant state data sources, or information available to Class Counsel specifies an owner or operator of a Public Water System on the Class List whose mailing or email address is different from that of the Public Water System itself, the Class List will include the additional mailing and/or email address(es) as well.
    Notice will be sent via USPS certified mail with tracking and signature required to all Eligible Claimants for whom mailing addresses are included on the Class List. Notice will be mailed via USPS first-class mail, postage prepaid, to any P.O. Box addresses.
    Angeion will employ the following best practices to increase the deliverability rate of the mailed Notices:
o    Angeion will cause the mailing address information for Eligible Claimants to be updated utilizing the USPS National Change of Address database, which provides updated address information for individuals or entities that have moved during the previous four (4) years and filed a change of address with the USPS;
o    Angeion will also identify the address information included in SDWIS specified above, as well as relevant state data sources, and will monitor SDWIS and such sources for any updates;
o    Notices returned to Angeion by the USPS with a forwarding address will be re-mailed to the new address provided by the USPS, and the Class List will be updated accordingly;
o    Notices returned to Angeion by the USPS without forwarding addresses will be subjected to an address verification search (commonly referred to as “skip tracing”)

utilizing a wide variety of data sources, including public records, real estate records, electronic directory assistance listings, etc., to locate updated addresses; and
o    Notices will be re-mailed to Eligible Claimants for whom updated addresses were identified via the skip tracing process.
    Any mailed Notices that remain undeliverable after the above-described efforts will be subjected to manual internet searches, phone calls to obtain updated addresses, and/or the identification of email addresses for providing backup notice if efforts to obtain a mailing address are not successful or where the Eligible Claimant requests notice be sent via email.
    A reminder postcard will be sent prior to certain applicable deadlines.
EMAIL NOTICE
    The Summary Notice will be sent via email to all Eligible Claimants for whom email addresses are available.
    The email sending the Summary Notice will be designed to avoid many common “red flags” that might otherwise cause a spam filter to block or identify the email notice as spam. For example, the email will not include attachments like the long-form Notice, because attachments are often interpreted by various Internet Service Providers (“ISP”) as spam.
    Additional methods will be employed to help ensure that as many recipients as possible receive the Summary Notice via email. Specifically, prior to distributing the Summary Notice by email, an email updating process will be undertaken to help ensure the accuracy of recipient email addresses. Angeion will review email addresses for mis-transcribed characters and perform other data hygiene as appropriate. This process will include review of email address information available in SDWIS or relevant state data sources.
    The email notice process will also account for the reality that some emails will inevitably fail to be delivered during the initial delivery attempt. Therefore, after the initial noticing campaign is complete and after an approximate 24- to 72-hour rest period (which allows any temporary block at the ISP level to expire) a second round of email noticing will continue to any email addresses that were previously identified as soft bounces and not delivered.
    Angeion will also send a reminder email prior to certain applicable deadlines.
OUTREACH EFFORTS
    Angeion will perform personalized outreach to national and local water organizations, including to entities such as the Association of Metropolitan Water Agencies (“AMWA”) and the American Water Works Association (“AWWA”) and similar third-party organizations that have a connection to the case, along with a request that they assist in providing notice, where appropriate.
MEDIA CAMPAIGN
Publication Notice
    The Summary Notice of the Settlement will be published one (1) time in key industry-specific titles, such as Journal AWWA, Rural Water, The Municipal, and Water Environment & Technology.
    The Summary Notice of the Settlement will also be published one (1) time each in national publications such as the Wall Street Journal, USA Today, and the New York Times.
    To satisfy the requirements of California’s Consumer Legal Remedies Act, Angeion will cause the Summary Notice to be printed in the California regional edition of USA Today for four (4) consecutive weeks.
Digital Notice
    Angeion will undertake a digital publication campaign utilizing key industry-specific titles, such as American Water Works Association, National Rural Water Association, The Municipal, Water Environment & Technology, Water Quality Association, AWWA Opflow, and/or AWWA Source Book.
Paid Search Campaign

    Angeion will implement a paid search campaign on Google to help drive Eligible Claimants that are actively searching for information about the Settlement to the dedicated Settlement website.
Press Release
    Angeion will distribute a press release over PR Newswire’s national and public interest circuits to further disseminate news of the Settlement. A second press release will also be issued before the Objection and Opt Out deadlines.
SETTLEMENT WEBSITE AND TOLL-FREE TELEPHONE SUPPORT
    The Notice Plan will also involve a Settlement website, where Eligible Claimants can easily view general information about this Settlement, review relevant Court documents, and view important dates and deadlines pertinent to the Settlement. The website will be designed to be user-friendly and make it easy for Eligible Claimants to find information about the case. The website will also have a “Contact Us” page whereby Eligible Claimants can send an email with any additional questions to a dedicated email address.
    A toll-free hotline devoted to this case will be established to further apprise Eligible Claimants of their rights and options under the Settlement Agreement. The toll-free hotline will utilize an interactive voice response (“IVR”) system to provide Eligible Claimants with responses to frequently asked questions and will also provide other essential information regarding the Settlement. This hotline will be accessible 24 hours a day, 7 days a week, with live operator support during normal business hours.